EXHIBIT 2.3

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIS SECOND AMENDMENT (the "Amendment") dated as of the twenty-seventh day of December, 1999, to the Agreement and Plan of Merger dated as of August 16, 1999 and amended as of December 13, 1999 (the "Merger Agreement") made between NBT Bancorp Inc. ("NBTB"), a Delaware corporation having its principal office in Norwich, New York, and Lake Ariel Bancorp, Inc. ("LABN"), a Pennsylvania corporation having its principal office in Lake Ariel, Pennsylvania

                          W I T N E S S E T H  T H A T :

     WHEREAS, NBTB and LABN are bank holding companies which desire to affiliate with each other through the merger of LABN with and into NBTB, with NBTB to be the surviving corporation (the "Merger");

     WHEREAS, NBTB and LABN are parties to the Merger Agreement providing for, among other things, the Merger;

     WHEREAS, LABN has requested the assent of NBTB that the Merger Agreement be amended to provide that the LABN stock options to be outstanding as of the effective time of the Merger be converted into shares of the common stock of NBTB ("NBTB Common Stock"), rather than into options to acquire shares of NBTB Common Stock, and NBTB is amenable to making such amendment in the terms and subject to the conditions provided for herein;

     NOW, THEREFORE, in consideration of these premises and mutual agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1. Amendment to Section 1.4. Section 1.4 of the Merger Agreement is hereby amended to read in its entirety as follows:

         "1.4. No Fractional Shares. NBTB will not issue fractional shares of its stock. In lieu of fractional shares of NBTB Common Stock, if any, each shareholder and, if applicable, each optionholder of LABN who is entitled to a fractional share of NBTB Common Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon."

2. Amendment to Section 1.9. Section 1.9 is hereby amended to read in its entirety as follows:



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         "1.9.  Treatment of Stock Options.
                ---------------------------

         "(a) If, on or prior to the Determination Date (as defined in section 11.2(d)(iii)(A) of this Agreement), NBTB and LABN shall have received from each person listed on Schedule 6.9 hereof and each other person who holds an unexercised stock option to purchase LABN Common Stock, whether vested or unvested, an executed letter in form and substance reasonably acceptable to NBTB and LABN, stating that:

                  "(i) he or she has (A) received and read the Joint Proxy Statement/Prospectus relating to the Merger and understands the contents of the Joint Proxy Statement/ Prospectus as it relates to the Merger, (B) discussed with legal counsel of his or her choice the effect of delivering the subject letter, and (C) discussed with his or her tax advisor the tax effect of receiving shares of NBTB common stock in exchange for the stock options to purchase LABN Common Stock held by him or her and not exercised prior to the Effective Time (each, a "Converted Option"), including that such exchange (I) will result in ordinary taxable income to him or her to the extent of the full amount of the fair market value of the shares of NBTB Common Stock received by him or her in exchange for his or her Converted Options and (II) will give rise to withholding obligations with respect to the income and employment taxes on such ordinary income which must be met by him or her through the remittance of cash to NBTB on or about the Effective Time to satisfy such withholding tax obligations; and

                  "(ii) he or she elects to receive shares of NBTB common stock in exchange for, and in full satisfaction, discharge, and settlement for, his or her Converted Options,

     "then at the Effective Time, each Converted Option, whether vested or unvested, shall automatically be converted into that number of shares of NBTB Common Stock equal to the quotient obtained by dividing (A) the value of the Converted Option at the Effective Time (determined by subtracting the aggregate exercise price under such Converted Option at the Effective Time from the product of (I) the number of shares of LABN Common Stock subject to such Converted Option at the Effective Time, (II) the Exchange Ratio, and (III) the Average Closing Price) by (B) the Average Closing Price.

         "(b) If by the Determination Date NBTB and LABN shall not have received from each person listed on Schedule 6.9 hereof and each other person who holds an unexercised stock option to purchase LABN Common Stock, whether vested or unvested, an executed letter as contemplated by subsection (a) of this section 1.9, then

                  "(i) at the Effective Time, each Converted Option, whether vested or unvested, shall automatically be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under the terms of such Converted Option and any option plan under which such Converted Option was issued (or as near thereto as is practicable), a number of shares of NBTB Common Stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of LABN

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     Common Stock  subject to such  Converted  Option as of the  Effective  Time multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such Converted Option for all of the shares of LABN Common Stock subject to such Converted Option at the Effective Time divided by (y) the number of shares of NBTB Common Stock subject to such Replacement Option;

                  "(ii) notwithstanding the foregoing subsection (i), each Converted Option which is intended to be an "incentive stock option" (as defined in section 422 of the Code) shall be adjusted in accordance with the requirements of section 424 of the Code;

                  "(iii) at or prior to the Effective  Time, LABN shall take all action, if any, necessary with respect to any Converted Options or stock plans under which Converted Options have been issued to permit the replacement of the Converted Options with Replacement Options as contemplated by this section 1.9; and

                  "(iv) at the Effective Time, NBTB shall assume such stock plans; provided, that such assumption shall only be in respect of the Replacement Options and that NBTB shall have no obligation with respect to any awards under such plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed plans."

3.     Amendment to Section 9.5.  Section 9.5 is hereby  amended to read in  its
       ------------------------
entirety as follows:

         "9.5. Options. At or prior to the Effective Time, NBTB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NBTB Common Stock for delivery upon exercise of options to purchase LABN Common Stock assumed by it in accordance with section 1.9(b) hereof. NBTB shall use commercially reasonable efforts to maintain the effectiveness of the registration statement that pertains to the shares subject to such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. NBTB shall at and after the Effective Time have reserved sufficient shares of NBTB Common Stock for issuance with respect to such options. NBTB shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares."

4.     Amendment to Section 9.8.  Section 9.8 is hereby amended to read in its
       ------------------------
entirety as follows:

         "9.8. Registration of Shares Subject to Option. If by the Determination Date NBTB and LABN shall not have received from each person listed on
     Schedule 6.9 hereof and each other person who holds an unexercised stock option to purchase LABN Common Stock, whether vested or unvested, an executed letter as contemplated by section 1.9(a), then within thirty days after the Effective Time, NBTB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of NBTB Common Stock subject to Replacement Options and

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     shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as Replacement Options remain outstanding."

5. Section 1(a) of Exhibit IV. Section 1(a) of Exhibit IV is amended by striking from it the words "president and".

6. Section 2(a) of Exhibit IV. Section 2(a) of Exhibit IV is amended by striking from it the words "president and".

7. Defined Terms. Capitalized terms not otherwise defined herein have the meanings given them in the Merger Agreement.

8. Counterparts. This Second Amendment may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Second Amendment or any counterpart hereof to produce or account for the other counterpart.

9. Entire Agreement. The Merger Agreement, as amended by the amendment dated as of December 13, 1999 and by this Second Amendment, sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-a-vis each other on the subject matter hereof. This Second Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein.

10. Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

11. Choice of Law. This Second Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, except that the BCL (in the case of LABN) shall govern with respect to the terms and conditions of the Merger, the approval and effectiveness thereof, and the authorization, cancellation or issuance of the stock or options of LABN with respect thereto.



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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                        NBT BANCORP INC.



                        By:                   DARYL R. FORSYTHE
                                              -----------------
                                              Daryl R. Forsythe
                                   President and Chief Executive Officer



                        By:                   JOHN D. ROBERTS
                                              ---------------
                                              John D. Roberts
                                   Senior Vice President and Secretary


                        LAKE ARIEL BANCORP, INC.



                        By:                   JOHN G. MARTINES
                                              ----------------
                                              John G. Martines
                                          Chief Executive Officer



                        By:                   DONALD E. CHAPMAN
                                              -----------------
                                              Donald E. Chapman
                                                  Secretary


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